EXHIBIT 10.46c

Employment Contract

between

InterMune Schweiz AG, c/o BDO AG, Gestadeckplatz 2, 4410 Liestal

(the Company)

and

Giacomo Di Nepi, Kaenelrain 8, 4106 Therwil

(the Employee)

27 December, 2010

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Recitals

The Employee and InterMune, Inc. (InterMune) entered into an employment contract effective October 30, 2009 (Original Employment Agreement).

In connection with the acceleration of our efforts in the EU following the positive CHMP opinion on December 16, the Employee consented on December 27, 2010 that the Original Employment Agreement be amended and that a new employment agreement between the Employee and the Company be executed.

Based on the foregoing, the parties agree as follows:

Function

The Company hereby employs and appoints the Employee as Senior Vice President & Managing Director, Europe. He will be a member of the Company’s Executive Committee. This is position is a 75% position. In addition, the Employee is employed by InterMune, Inc. in a 25% position under the terms of an employment letter with InterMune, Inc. of equal date with this Agreement.

The Company reserves the right to modify the Employee’s position, duties and supervisor from time to time as it deems appropriate.

The Employee reports to the CEO and President of InterMune.

The Employee has also been elected as President of the Company’s Board of Directors.

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Term of Employment

The term of employment shall begin on December 27, 2010. For purposes of calculating the duration of the employment contract, however, the date of October 30, 2009 shall be considered.

The present employment contract will enter in force only if an employment agreement for a 25% position is concluded between the Employee and InterMune (InterMune Employment Agreement).

No probationary period applies.

Either party may terminate the employment by giving written notice as required by Swiss law at the end of a calendar month. The termination of the InterMune Employment Agreement will result in the termination of the present employment agreement, unless otherwise agreed in writing by the parties.

Place of Work

Place of work shall be Liestal, Basel. The Employee will be required to travel. Should the Office be relocated more than 80 miles from its current place, InterMune will give you and your family the option to relocate; should you choose to do so, InterMune will pay all usual and customary relocation expenses for you and your family. Should you choose not to do so, InterMune will pay you reasonable commuting costs.

Working Time

The Employee shall dedicate full time, attention and energy to the business of the Company for 75% of his productive time. The remaining 25% of the Employee’s productive time shall be on behalf of InterMune, Inc. under the terms of the InterMune Employment Agreement. He shall devote such of his time to the performance of his duties hereunder as shall be necessary. Any overtime work or additional tasks performed by the Employee is fully compensated by the salary according to Section 5.1.

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Compensation

Salary

The Employee will be paid an annual salary of CHF 270,606. The annual salary will be paid in twelve equal monthly installments by bank transfer at the end of each calendar month.

The Employee will also receive an automobile allowance of CHF 2,382 per month.

Performance-related Bonus

Additionally, the Employee will be eligible to participate in the Company’s discretionary incentive bonus program designed to provide a financial reward for achieving performance goals. The incentive plan will be based on two criteria: his individual performance against his goals as determined by his manager and the Company’s performance as determined by the Company’s senior management and Board of Directors. For 2010, his target bonus will be 35% of his salary. Upon EMEA approval of pirfenidone and the commercial launch of pirfenidone in the European market, the Employee’s bonus structure will be revisited and modified to reward him for the successful growth of that market.

Salary deductions

The applicable Employee contributions to social insurance schemes payable by the Employee in accordance with the respective regulations or individual agreements shall be deducted from the gross compensation payments made to the Employee under Section 5.

Vacation

The Employee is entitled to 20 days paid vacation per calendar year. Vacation will be taken at times mutually agreed by the Employee and the Company.

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Employee Benefits

The Employee will continue to be eligible to participate in InterMune’s employee benefit plans, in accordance with the terms and eligibility requirements of those plans and as set out in the InterMune Employment Agreement. Specifically, the Employee and his dependents will continue to be eligible for, and to participate in, group health insurance under InterMune’s current Aetna PPO plan. For the avoidance of doubt, in the event you become ineligible to the Aetna PPO plan, InterMune agrees to provide substantially similar health insurance to you and your family.

Duty of Loyalty

The Employee shall carefully perform the work assigned to him and shall observe in good faith directives and specific instructions given to him. He acknowledges that his function requires an exacting degree of loyalty to the Company. He is expected to invest his entire work to the benefit of the Company and to refrain from any activities which could have an adverse effect on or conflict with the Company’s interests or the Employee’s performance.

The Employee acknowledges in writing that he has read and agrees to abide by the provisions of InterMune, Inc.’s Code of Business Conduct and Ethics.

Acceptance of Benefits from Third Parties

The Employee shall not accept any payments, gifts, loans or other benefits in connection with his services under this agreement, except for usual complementary gifts at the end of the year or at closing of a project.

Confidentiality Covenant

During the employment and after its termination, the Employee may neither communicate to third parties nor make use of any confidential information which he learns of at his work for the Company. Confidential information shall comprise anything, which at the relevant point in time was not already demonstrably known to the public, particularly information about any kind of know-how (e.g., inventions,

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developments, data collections, procedures and concepts, business relationships) which is relevant for the Company or for persons who stand in relation or cooperate with the Company.

The Employee agrees to act in accordance with any valid non-disclosure agreement to which he may be subject. He further agrees that he will not bring onto the Company’s premises any unpublished documents or property belonging to any former employer or other person to whom he has an obligation of confidentiality.

Intellectual Property Rights

The rights to inventions and designs made or conceived by the Employee individually or jointly while performing his employment activity and in performance of his contractual duties belong to the Company regardless of whether they are legally protected (Art. 332 para. 1 CO). The rights to inventions and designs, made or conceived by the Employee while performing his employment activity, but not during the performance of his contractual duties, shall be disclosed by him to the Company in accordance with Art. 332 para. 2 CO in writing and shall be offered for acquisition against reasonable compensation regardless of whether they are legally protected.

Other rights to any work products and any know-how, which the Employee creates or in which creation he participates while performing his employment activity belong exclusively to the Company. To the extent that work products (e.g., software, reports, documentations) are protected by copyrights, the Employee hereby assigns to the Company any and all rights related to such work products, particularly the copyright and any and all rights of use, including the rights of production and duplication, of publishing, to use, to license or to sell, to distribute over data or online media, to modify and develop further as well to develop new products on the basis of the work product of the Employee or on the basis of parts of such work product.

To the extent that the work products comprise software, the Company in particular has the following, freely transferable and otherwise realizable rights on an exclusive basis:

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a.	the right to use the software in its own operation and group of companies;

b.	the right to allow third parties to use the software without any restriction or under the condition of a commercial or private purpose, irrespective of whether such use requires copies of the software, occurs in a network operation or is made possible in another technical manner, and also independent of whether usage rights are granted through sales, license, lease or other type of contracts;

c.	the right of first publication, of non-commercial distribution and commercial marketing of the software, regardless of how and on the basis of which distribution concept such marketing takes place;

d.	the right to make copies of the software on any and all data media;

e.	the right to maintain the software;

f.	the right to modify, improve, extend, translate, decompile, disassemble or otherwise process the software;

g.	the right to use the software as a model for new developments or extensions of other works; as well as

h.	the right to grant the rights pursuant to (c) to (g) to third parties.

For the purposes of this section, the term software shall mean computer programs of any level and kind, particularly operating and application programs, as well as any and all work results that result or are created as part of the design, development, installation or maintenance of the respective computer program or otherwise in connection with it, irrespective of the data media and form in which they are recorded. The term software also comprises source codes.

The Company is not obligated to exercise its rights set forth in the preceding paragraphs. The Employee waives the right to be named as author or inventor. The Company is entitled to designate itself as the exclusive owner of the patent rights, copyrights and other rights related to the work products.

Further, the Employee will comply with the enclosed InterMune Proprietary Information and Inventions Agreement, which contains specific commitments regarding confidentiality.

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Non-Solicitation Covenant

The Employee agrees that for a period of two years after his employment with the Company ends, he will not solicit any Company’s employee or consultant to leave his or her employment or consulting relationship with the Company in order to begin employment or a consulting relationship with any company or business in actual or potential competition with the Company.

Return of Property

Upon notice of termination of the employment, and in no case later than at the date on which the employment is terminated, the Employee shall return to the Company all property of the Company that is in his possession or control, including without limitation, all computer files and other information containing confidential information, and all mailing lists, reports, files, memoranda, records, computer hardware, software, mobile phones, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which he received or prepared or helped prepare in connection with his employment with the Company. The Employee further agrees that he will not make, retain or furnish to any other person or entity any copies, duplicates, reproductions or excerpts thereof.

The items mentioned above or products of work may not be copied or duplicated for private or other purposes.

Data Protection

The Employee agrees that the Company may forward the Employee’s data for processing to its affiliated companies in Switzerland and abroad.

Additional Provisions

The following documents (the Documents) form an integral part of this Agreement:

•	InterMune, Inc.’s Code of Business Conduct and Ethics

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•	Proprietary Information and Inventions Agreement

The Employee confirms receipt of the Documents and knowledge of their content.

In the event of any ambiguity, discrepancies or conflict between the Agreement and the Documents the terms of this Agreement shall prevail.

Amendments and Waivers

Subject to the following paragraph, this Agreement may only be modified or amended by a document signed by the parties. Any provision contained in this Agreement may only be waived by a document signed by the party waiving such provision.

The Company reserves the right to change or amend the Documents. Unless the Employee objects in writing to such changes within 10 days after having received the changes, the Employee is deemed to have accepted the changes

Entire Agreement

This Agreement, including the Documents and any other documents referred to herein, constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the parties relating hereto.

Governing Law

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

This Agreement has been executed in 2 (two) originals.

For the Company:

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Howard Simon	/s/ Howard Simon
[name, function]	[name, function]
Date: 27.12.2010	SVP HR + CORPORATE SERVICES
INTERMUNE, INC.

The Employee:

/s/ Giacomo Di Nepi
Giacomo Di Nepi
Date: 28. 12. 2010